Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:	Edward C. English, Vice President, Chief Financial Officer and Treasurer of PRAECIS PHARMACEUTICALS INCORPORATED, 781-795-4320 or ted.english@praecis.com

PRAECIS PHARMACEUTICALS INCORPORATED

Announces New Senior Vice President of Sales and Marketing

Waltham, MA —October 26, 2004 — PRAECIS PHARMACEUTICALS INCORPORATED (NASDAQ: PRCS) today announced that Michael J. Keavany will join PRAECIS as Senior Vice President, Sales & Marketing, reporting to Kevin F. McLaughlin, PRAECIS’ President and Chief Operating Officer.  Mr. Keavany will be responsible for directing PRAECIS’ commercial operations and will start in mid-November.

Mr. Keavany comes to PRAECIS from Wyeth, a global pharmaceutical company.  He joined Wyeth in 1999 and most recently served as Vice President, Specialty Sales, where he had responsibility for leading Wyeth’s specialty sales forces in oncology, hemophilia and organ transplantation.  During his tenure at Wyeth, Mr. Keavany directed the successful launch of three new specialty products and managed the integration of the commercial team from Genetics Institute, Inc. into Wyeth.

Between 1996 and 1999, Mr. Keavany served as Assistant Vice President, Commercial Operations at Genetics Institute, where he was responsible for developing and implementing the strategy for building a sales organization to market Genetics Institute’s initial proprietary products.  His experience there included responsibility for the successful launch of two specialty pharmaceuticals into two different markets (hemophilia and oncology) in the same year.  From 1981 to 1996, Mr. Keavany held a variety of positions of increasing responsibility at Zeneca, Inc.  Included in this experience was the successful launch of Zoladex® (goserelin acetate), a palliative treatment for advanced prostate cancer.

Commenting on the appointment, Mr. McLaughlin stated, “We are extremely pleased to have Mike join the PRAECIS team.  His broad experience in launching specialty pharmaceuticals will add a great deal of depth to our commercial operations.  In addition, Mike’s hands-on capabilities in directing a strong specialty sales force will be extremely valuable in our Plenaxis® sales efforts.”

Mr. Keavany added, “I am very excited to join PRAECIS at this critical time in the Company’s growth as a commercial organization.  Plenaxis® offers an important new treatment option to certain patients with advanced symptomatic prostate cancer, and I look forward to directing the commercial operations to ensure that this unique therapy is made available to the greatest number of those individuals.”

About PRAECIS

PRAECIS PHARMACEUTICALS INCORPORATED is a biopharmaceutical company focused on the discovery, development and commercialization of innovative therapies to address significant unmet medical needs.  PRAECIS has received approval from the FDA to market Plenaxis® (abarelix for injectable suspension) in the United States. PRAECIS employed its proprietary LEAP™ (Ligand Evolution to Active Pharmaceuticals) technology in the development of Plenaxis®.  PRAECIS also has an innovative product pipeline, including clinical programs in Alzheimer’s disease and non-Hodgkin’s lymphoma, as well as discovery programs in oncology, inflammation and anti-viral therapies.

About Plenaxis®

Plenaxis® is indicated for the palliative treatment of men with advanced symptomatic prostate cancer, in whom LHRH agonist therapy is not appropriate and who refuse surgical castration, and have one or more of the following: (1) risk of neurological compromise due to metastases, (2) ureteral or bladder outlet obstruction due to local encroachment or metastatic disease, or (3) severe bone pain from skeletal metastases persisting on narcotic analgesia.  Plenaxis® is not indicated in women or children.

For safety reasons, Plenaxis® was approved with marketing restrictions.  Only physicians who have enrolled in the PLUS Program, based on their attestation of qualifications and acceptance of responsibilities, may prescribe Plenaxis®.

Immediate-onset systemic allergic reactions, some resulting in hypotension or syncope, have occurred after administration of Plenaxis®.  These immediate-onset reactions have been reported to occur following any administration of Plenaxis®, including after the initial dose.  The cumulative risk of such a reaction increases with the duration of treatment.  In a clinical trial of patients with advanced, symptomatic prostate cancer, 3 of 81 (3.7%) patients experienced an immediate-onset systemic allergic reaction within minutes of receiving Plenaxis®.  Following each injection of Plenaxis®, patients should be observed for at least 30 minutes in the office and in the event of an allergic reaction, managed appropriately.  The effectiveness of Plenaxis® in suppressing serum testosterone to castrate levels decreases with continued dosing in some patients.  Effectiveness beyond 12 months has not been established.  Treatment failure can be detected by measuring serum total testosterone concentrations just prior to administration on Day 29 and every 8 weeks thereafter.

Full prescribing information for Plenaxis® can be found at www.plenaxis.com.

Plenaxis® is a registered trademark of PRAECIS PHARMACEUTICALS INCORPORATED.